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                                                     Exhibit 10.33

                                AGREEMENT

               THIS AGREEMENT (this "Agreement") made as of the 1st day of February, 1997, between COMPUTER LEARNING CENTERS, INC., a Delaware corporation (the "Company"), and REID R. BECHTLE (the "Executive").

               The Executive is presently employed by the Company as President and Chief Executive Officer.

               The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company during the past six (6) years has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive, as is deemed to be in the best interest of the Company and its shareholders. The Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided.

               In order to effect the foregoing, the Company and the Executive wish to enter into this Agreement on the terms and conditions set forth below. Accordingly, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

               1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

               2. Term. The term hereof will commence on the date hereof and end after one (1) year, unless sooner terminated as hereinafter provided or unless renewed as provided in Section 8 herein.

               3. Position and Duties. The Executive shall serve as President and Chief Executive Officer of the Company and shall have such responsibilities and authority as may normally be exercised by a chief executive officer of a company.

               4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the current principal executive offices of the Company in Northern Virginia, or in the Company's headquarters, provided that such headquarters is not more than thirty-five (35) miles from the location of the Company's principal executive offices on the date hereof.

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5.  Compensation and Related Matters.
    ---------------------------------

                    (a) Base Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive a salary at a rate of not less than Two Hundred and Fifty Thousand Dollars ($250,000) per annum in equal installments as nearly as practicable on the normal payroll periods for employees of the Company generally (the "Base Salary"). The Base Salary may be increased from time to time as determined by the Compensation Committee of the Board and, if so increased, shall not thereafter during the term of this Agreement be decreased.

                    (b) Bonuses. The Executive shall be paid on an annual basis bonuses as follows (collectively, the "Annual Bonus"):

                         (i)  At the end of each fiscal year during the
period of the Executive's employment hereunder, the Company shall pay a bonus to the Executive equal to twenty-five percent (25%) of the Base Salary (the "Guaranteed Bonus"). The Guaranteed Bonus shall be paid to the Executive irrespective of any thresholds or benchmarks which trigger any other bonus or incentive program to which the Executive is eligible.

                         (ii)  Ninety (90) days after the end of each fiscal
year during the period of the Executive's employment hereunder, the Company shall pay an additional bonus to the Executive as calculated pursuant to Exhibit A attached hereto and made a part hereof (the "Formula Bonus"), it being understood that the Formula Bonus shall be established, upon mutual written agreement of the Company and the Executive, for each fiscal year of the Company after the fiscal year ending January 31, 1998. If the Company and the Executive are unable to agree on the terms of the Formula Bonus for any such subsequent fiscal year prior to the date the Company issues its final financial statements for the prior fiscal year, the Executive shall receive as the Formula Bonus for such fiscal year a bonus calculated pursuant to the formula set forth in Exhibit B attached hereto (the "Default Formula Bonus").

                    (c) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                    (d) Insurance. During the term of the Executive's employment hereunder and for a period of two (2) years thereafter, the Company shall pay on behalf of the Executive or his designees, premiums on life insurance policies under which the Executive and/or his spouse are the insured, up to ______________ Dollars ($__________) per annum; provided, however, that the Company shall continue to pay such premiums for three (3) years after the term of the Executive's employment if there has been a Change in Control of the Company, as defined herein; and provided, further, that the Company shall not be obligated to pay such premiums after the term if there shall be Termination for Cause of the Executive.

                    (e) Other Benefits. The Company shall maintain in full force and effect, and the Executive shall be entitled to continue to participate in, all of its employee benefit plans and arrangements in effect on the date hereof in which the Executive participates or receives, or plans or arrangements providing the Executive with a least equivalent benefits thereunder. The Company shall not make any changes in such plans and arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other officers of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any

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amounts payable to the Executive pursuant to Section 5 hereof.  Any payments
(including bonus) or benefits payable to the Executive hereunder in respect of any year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed.

               6. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                    (a) Cause. This Agreement shall immediately be terminated and neither party shall have any future obligation hereunder, except for the Company's obligations in Section 7 hereof, and except for the Executive's obligations in Section 10 hereof, if the Executive's employment is terminated for Cause.

                    (b) Termination by the Executive. The Executive may terminate his employment hereunder for Good Reason.

                    (c) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto.

                    (d) Definitions.

                         (i) For purposes of this Agreement, "Termination for
Cause" shall arise where termination results from theft or dishonesty in the conduct of the Company's business, or intoxication while on duty, or conviction of a felony, in each case having a material adverse effect on the business of the Company.

                         (ii) For purposes of this Agreement, "Good Reason"
shall mean (A) a Change in Control of the Company (as defined below), (B) a decrease in the total amount of the Executive's Base Salary or Guaranteed Bonus below its level in effect on the date hereof, or a decrease in the bonus percentage or formula to which the Executive is entitled, without the Executive's consent (provided, however, nothing herein shall be construed to guarantee the Executive's bonus award under Section 5.(b)(ii) hereof if performance is below target), (C) a reduction in the importance of the Executive's job responsibilities without the Executive's consent, or, (D) a geographical relocation of the Executive without his consent.

                         (iii) For purposes of this Agreement, a "Change in
Control of the Company" shall be deemed to have occurred if (A) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% of more of the combined voting power of the Company's then outstanding securities, (B) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, (C) the shareholders of the Company approve a merger or consolidation involving the Company resulting in a change of ownership of a majority of the outstanding shares of capital stock of the Company, or (D) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all the Company's assets.

                         (iv) For purposes of this Agreement, a "Notice of
Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

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               7.  Compensation upon Termination.
                   ------------------------------

                    (a) If (A) the Executive's employment shall be terminated for Cause, or (B) the Executive voluntarily resigns from the employ of the Company and Good Reason shall not occurred, then the Company shall pay the Executive his full salary through the date of delivery to him of a Notice of Termination at the rate in effect at the time date of termination is given plus his bonuses under Section 5.(b) hereof pro rated through the time of date of termination, and the Company shall have no further obligations to the Executive under this Agreement.

                    (b) If in the breach of this Agreement, the Company shall terminate the Executive's employment other than pursuant to Section 6.(a) hereof (it being understood that a purported termination pursuant to Section 6.(a) hereof which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), then:

                         (i)  the Company shall pay to the Executive his full
salary through the date of termination at the rate in effect at the time Notice of Termination is given plus his bonuses under Section 5.(b) hereof pro rated through the date of termination; and

                         (ii) in lieu of any further salary or bonus payments
to the Executive for periods subsequent to the date of termination, the Company shall pay on the date of termination as severance pay to the Executive an amount equal to two (2) times the following: (x) the Base Salary rate in effect as of the date of termination plus (y) the Guaranteed Bonus which would be payable to the Executive with respect to the year in which the date of termination occurs.

                    (c) If there is a Change in Control of the Company or there has been a public announcement of a Change in Control of the Company (provided, however, that consummation of the Change in Control of the Company shall be a condition precedent to the effectiveness of this provision) and at any time thereafter the employment of the Executive under this Agreement is terminated for any reason whatsoever, then:

                         (i)  the Company shall pay to the Executive his full
salary through the date of termination at the rate in effect at the time Notice of Termination is given plus his bonuses under Section 5.(b) hereof pro rated through the date of termination; and

                         (ii) in lieu of any further salary or bonus payments
to the Executive for periods subsequent to the date of termination, the Company shall pay on the date of termination as severance pay to the Executive an amount equal to three (3) times the greater of: (x) the average annual total compensation (cash plus the cash value of all benefits not generally provided to all employees of the Company) paid to the Executive over the Company's last three fiscal years prior to the date of termination; or (y) the total compensation paid to the Executive during the Company's fiscal year ended January 31, 1997 (i.e., Five Hundred and Sixty-Five Thousand Six Hundred Dollars ($565,600);

                    (d) Upon any termination of the Executive's employment for any reason whatsoever, the Company shall maintain in full force and effect for the continued benefit of the Executive for two (2) years, or three
(3) years if there has previously occurred a Change in Control of the Company, all employee benefit plans and programs in which the Executive was entitled to participate, pursuant to Section 5.(e) or otherwise, immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with equivalent benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and program from which his continued participation is barred.

                    (e) The Executive shall be entitled to continue to participate in any benefit plan or program of the

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Company for two (2) years after the expiration of the period provided for in
Section 7.(d), or three (3) years if there has previously occurred a Change of Control, provided, that the Executive pays the direct cost of any such benefit plan or program.

               8. Renewal of Term of Agreement. At the end of the initial term of this Agreement, the Agreement shall be automatically renewed each year for an additional one year, unless the Company notifies the Executive of nonrenewal, such notice to be delivered at least ninety (90) days prior to the end of the initial term or any extended term. Upon notice of nonrenewal by the Company, (i) the Executive will be entitled to the protections of this Agreement for the remaining term of this Agreement, subject to all other provisions of this Agreement, and (ii) the Executive shall be entitled to the payments specified in Sections 7.(b)(i) and 7.(b)(ii) hereof.

               9. Counsel Fees. In the event that (i) the Company terminates, or seeks to terminate, this Agreement, alleging as justification for such termination a material breach by Executive or a Cause, or Causes, set out in Section 6.(a) hereof; Executive disputes such termination or attempted termination; and Executive prevails, or (ii) Executive elects to terminate his service hereunder pursuant to Section 6.(b) of this Agreement; the Company disputes its obligation to pay to Executive his Base Salary, Guaranteed Bonus or Formula Bonus as provided in Section 7; and Executive prevails; the Company shall pay, or reimburse to Executive, all reasonable costs incurred by him in such dispute, including attorneys' fees and costs.

               10. Covenants Not to Compete or Hire Employees. It is recognized and understood by the parties hereto that Executive, through Executive's association with the Company as an employee, shall acquire a considerable amount of knowledge and goodwill with respect to the business of the Company, which knowledge and goodwill are extremely valuable to the Company and which would be extremely detrimental to the Company if used by Executive to compete with the Company. It is, therefore, understood and agreed by the parties hereto that, because of the nature of the business of the Company, it is necessary to afford fair protection to the Company from such competition by Executive. Consequently, as a material inducement to the Company to enter into this Agreement, Executive covenants and agrees that for the period commencing with the date hereof and ending one (1) year after Executive's termination of employment with the Company, Executive shall not engage, directly, indirectly or in concert with any other person or entity, in the information technology training industry; provided, however, that nothing in this Section 10 or elsewhere in this Agreement shall prevent the Executive from teaching or lecturing in any field or being employed or engaged in any capacity by a non-profit entity exempt from Federal income taxes. Executive further covenants and agrees that for the period commencing on the date of Executive's termination of employment for any reason whatsoever and ending one (1) year after Executive's termination of employment with the Company, Executive shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee of the Company at any time during the one (1)-year period prior to the date of Executive's termination of employment with the Company, whether for or on behalf of Executive or for any entity in which Executive shall have a direct or indirect interest (or any subsidiary or affiliate of any such entity), whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, employer, employee, servant, agent, representative or otherwise.

               11. Successors; Binding Agreement.
                   ------------------------------

                    (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

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                    (b) This Agreement and all rights of the Executive
hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

               12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                            If to the Executive:     5606 Braddock Farms
                   Way
                                                     Clifton, Virginia  22024

                            If to the Company:       11350 Random Hills Road
                                                     Suite 240
                                                     Fairfax, Virginia  22030

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               13. Prior Agreement. All prior agreements between the Company and the Executive with respect to the employment of the Executive are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect.

               14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

               15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Washington, D.C., in accordance with the rules of the American Arbitration Association then in effect. The expense of such arbitration shall be borne by the Company.

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               IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                  COMPUTER LEARNING CENTERS, INC.



                                  By:________________________________
                                     Harry Gaines, Chairman
                                        of the Board


                                  EXECUTIVE:
                                  ____________________________________
                                  Reid R. Bechtle





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